Exhibit 99.1
Coinmach Service Corp. Declares Dividend and Announces Year-End Earnings Call
PLAINVIEW, N.Y.—(BUSINESS WIRE)—May 15, 2006—Coinmach Service Corp. (Amex: “DRA”, “DRY”), a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America, announced dividend payments on its outstanding Class A common stock, IDS units and Class B common stock.
With respect to the Class A common stock, the Company announced a dividend payment of $0.206 per share. The dividend payment on the Class A common stock not underlying IDSs will approximate $3.0 million in the aggregate.
Each IDS unit will receive a distribution of $0.375, which will consist of a declared dividend of approximately $0.206 per share of Class A common stock underlying such IDS unit (or approximately $2.9 million in the aggregate) and an interest payment of approximately $0.169 per note underlying such IDS unit (or approximately $2.4 million in the aggregate).
The Company also declared a dividend on its shares of Class B common stock outstanding in an approximate amount of $0.535 per share (or approximately $12.5 million in the aggregate) in respect of the five fiscal quarter period ended March 31, 2006 (of which $2.5 million related to the quarter ended March 31, 2005 and $10 million related to the fiscal year ended March 31, 2006). This dividend represents the maximum dividend payment to which the holders of Class B common stock are entitled to receive for such five quarter period. Class A common stock dividends are paid quarterly, and Class B common stock dividends are paid annually.
The Company plans to announce its March 31, 2006 fiscal year-end financial results after market close on Tuesday, May 23, 2006, and has scheduled a conference call to discuss its financial results at 10:00 a.m. Eastern Standard Time on Wednesday, May 24th.
The distributions payable in respect of the IDSs and the dividends payable in respect of the Class A common stock and the Class B common stock will be paid on June 1, 2006 to holders of record as of the close of business on Thursday, May 25, 2006.
Based on the closing IDS unit price of $16.97 at the end of trading on Monday, May 15, 2006, the total quarterly payment of approximately $0.375 per IDS unit (which includes both dividends and interest) represents an annualized yield of approximately 8.8%. Also, based on the closing price of the Class A common stock of $9.71 at the end of trading on Monday, May 15, 2006, the total quarterly payment of approximately $0.206 per share represents an annualized yield of approximately 8.5%.
The IDS distribution is consistent with the Company’s dividend policy pursuant to which it plans to make annual distributions to IDS holders aggregating approximately $1.50 per unit, representing approximately $0.675 per unit of interest payments and approximately $0.825 per unit of dividend payments, and annual dividends to holders of Class A common stock aggregating $0.825 per share. The next anticipated dividend and interest payment date for the IDS unit and Class A common stock is scheduled for September 1, 2006.

Parties interested in participating in the May 24th conference call may access the teleconference via a webcast on Coinmach’s Investor Relations page, www.coinmachservicecorp.com, or by dialing 1-800-811-8824 (1-913-981-4903 for international callers) and using the pass code 7471412 at least five minutes before the start of the call. The call will be open to the public with a question and answer session at the end of the call. A replay of the conference call will be available for 30 days on Coinmach’s Investor Relations page.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Coinmach’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
CONTACT: Coinmach Service Corp.
Raymond Loser, 516-349-8555 x 251
rayloser@coinmachcorp.com